Exhibit 99.1

FOR RELEASE AT 8:00 A.M. EDT	For further information
TUESDAY, APRIL 25, 2006	Media Contact:	Jay Fredericksen
904-357-9106
	Investor Contact:	Parag Bhansali
904-357-9155

Rayonier Reports First Quarter 2006 Results

JACKSONVILLE, Fla., April 25, 2006 – Rayonier (NYSE:RYN) today reported first quarter net income of $23.3 million, or 30 cents per share. This compares to $56.4 million, or 73 cents per share, in fourth quarter 2005 and $34.4 million, or 45 cents per share, in first quarter 2005. There were no special items in the quarter, however, fourth quarter 2005 included a gain of $30.5 million, or 39 cents per share, on the sale of New Zealand timber assets to a consortium including Rayonier, while first quarter 2005 included a tax benefit of $9.5 million, or 12 cents per share, resulting from an IRS audit settlement.

Lee Nutter, Chairman, President and CEO, said: “We had a good quarter, in line with our expectations, with continued strong demand and prices for U.S. timber and cellulose specialties. Also, our real estate subsidiary, TerraPointe, continued to experience very strong interest in its Southeast coastal corridor properties. As expected, real estate operating income was below the comparable periods due, in part, to our strategy of moving up the real estate value chain and away from traditional bulk land sales, and also the timing of transactions.”

First quarter net income was below fourth quarter, excluding the special item, primarily due to lower real estate sales, a higher tax rate and the impact of expensing stock options. These were partly offset by improved performance fibers results. On the same basis, earnings were also below first quarter 2005 primarily due to reduced real estate sales and higher performance fibers costs.

Sales for the first quarter of $277 million were $39 million below the fourth quarter but $2 million above first quarter 2005.

Cash provided by operating activities of $51 million was $25 million below first quarter 2005 primarily due to lower operating earnings and higher working capital. Cash Available for Distribution (CAD) of $24 million was $39 million below first quarter 2005 primarily due to reduced earnings and increased capital spending. (CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.)

Debt of $558 million and the debt-to-capital ratio of 38.9 percent at quarter-end were comparable to year-end 2005. Cash at March 31, 2006, was $126 million.

Timber

Sales of $54 million were $1 million below fourth quarter 2005 while operating income of $24 million was essentially unchanged, as lower Northwest prices were offset by higher volumes in that region as well as increased Southeast prices. Compared to first quarter 2005, sales improved $3 million primarily due to higher Southeast prices while operating income was unchanged as the improved prices were offset by lower New Zealand earnings and increased costs in the Northwest.

Real Estate

Sales of $13 million and operating income of $10 million were $7 million and $6 million below fourth quarter 2005, respectively, primarily due to pricing for development properties that, while very strong, was below the exceptionally high prices received in the previous quarter. Sales volume and pricing for rural properties increased from the fourth quarter. Compared to first quarter 2005, sales and operating income decreased $11 million and $5 million, respectively, mainly due to fewer development and rural acres sold, partly offset by higher per acre prices for both development and rural properties.

Performance Fibers

Sales of $146 million were $27 million below fourth quarter, however, operating income of $10 million increased $4 million as higher cellulose specialties prices more than offset lower volume and absorbent materials prices. Compared to first quarter 2005, sales increased $3 million largely due to cellulose specialties prices partly offset by reduced volume and absorbent materials prices. Operating income, however, decreased $2 million mainly due to higher raw material and energy costs.

Wood Products

Sales of $32 million were $3 million below fourth quarter 2005 primarily due to lower volume while operating income of $3 million was essentially unchanged. Compared to first quarter 2005, sales improved $1 million while operating income declined $1 million due to increased manufacturing costs partially offset by higher volume and prices.

Other Operations

Sales of $32 million and essentially break even operating results were $2 million and $1 million below fourth quarter 2005, respectively, primarily due to lower coal royalties. Compared to first quarter 2005, sales improved $6 million while operating income declined $1 million mainly due to lower trading margins.

Other Items

Corporate expenses of $9.5 million were $0.9 million below fourth quarter 2005 as lower incentive compensation accruals were partially offset by $2.1 million of stock option expense. Compared to first quarter 2005, corporate expenses were $1.9 million higher, principally due to the impact of expensing stock options.

Intersegment eliminations and other income of $0.3 million was $3.2 million favorable to fourth quarter 2005, primarily due to a $3 million increase in disposition reserves in 2005, and comparable to last year’s first quarter.

Interest expense of $12 million was in line with both fourth and first quarters of 2005.

Interest and other income of $2.2 million was $2 million below fourth quarter 2005 but $1.8 million above first quarter 2005. The unfavorable variance to the fourth quarter was primarily due to a gain on the sale of a manufacturing asset in that quarter, while the favorable variance to the first quarter was mainly due to higher interest income.

Excluding discrete items, the effective tax rate for the quarter was 16.4 percent compared to 17.2 percent in first quarter 2005. Including discrete items, the first quarter 2005 effective tax rate was substantially lower due to the favorable IRS audit settlement in that period (see Schedule J for details).

Outlook

The company said second quarter 2006 net income is expected to be somewhat above the first quarter with improved cellulose specialties volume and product mix as well as higher Northwest timber prices, partly offset by increased performance fibers manufacturing costs. However, earnings are expected to be somewhat below second quarter 2005, excluding special items, primarily due to higher performance fibers manufacturing costs partly offset by improved prices for cellulose specialties and Southeast timber.

Nutter said: “With strong demand and pricing for cellulose specialties, U.S. timber and Southeast real estate, we continue to believe that full-year earnings will be somewhat above 2005, excluding special items. The second half of the year should be much stronger than the first, particularly due to increased real estate transactions.”

Rayonier owns, leases or manages 2.5 million acres of timberland in the U.S., New Zealand and Australia. Its real estate subsidiary, TerraPointe LLC, is focused on maximizing the value of its higher-and-better use properties, particularly in the fast growing counties along Interstate 95 between Savannah, Georgia, and Daytona Beach, Florida, where the company owns approximately 200,000 acres. Rayonier is also the world’s leading producer of high performance cellulose specialty products. Approximately 40 percent of Rayonier’s sales are outside the U.S. to customers in more than 50 countries.

Reported results are preliminary and not final until filing of the first quarter 2006 Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment. Statements regarding anticipated earnings, demand and pricing for our products, manufacturing costs, and real estate transactions are “forward-looking statements” made pursuant to the safe harbor provisions of federal securities laws. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for, or supply of, cellulose specialty products, absorbent materials, timber, wood products or real estate and entry of new competitors into these markets; adverse weather conditions affecting production, timber availability and sales, or distribution; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the entry into or closing of real estate sale transactions; changes in law or policy that might condition, limit or restrict the development of real estate; the ability of the company to identify and complete timberland and higher-value real estate acquisitions; the company’s ability to continue to qualify as a REIT; the ability of the company to complete tax-efficient exchanges of real estate; and implementation or revision of governmental policies and regulations affecting the environment, endangered species, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as may be required by law.

A conference call will be held on Tuesday, April 25, at 2:00 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5584.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

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RAYONIER

FINANCIAL HIGHLIGHTS

MARCH 31, 2006 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Profitability
Sales	$277.2	$315.9	$275.0
Operating income	$37.3	$36.0	$47.3
Income from continuing operations	$23.3	$56.4	$34.8
Discontinued operations	$—	$—	$(0.4)
Net income	$23.3	$56.4	$34.4
Income per diluted common share
Continuing operations	$0.30	$0.73	$0.45
Net income	$0.30	$0.73	$0.45
Pro forma income from continuing operations (a)	$0.30	$0.34	$0.33
Operating income as a percent of sales	13.5%	11.4%	17.2%
ROE (annualized) (b)	10.0%	14.2%	9.6%

	Three Months Ended March 31,
	2006	2005
Capital Resources and Liquidity
Continuing operations:
Cash provided by operating activities	$50.8	$75.6
Cash used for investing activities	$(40.4)	$(40.2)
Cash used for financing activities	$(30.8)	$(23.3)
Adjusted EBITDA (c) (e)	$70.9	$87.2
Cash Available for Distribution (CAD) (d) (e)	$23.7	$62.2
(Repayment)/borrowing of debt, net	$(0.8)	$4.2
Debt	$557.7	$661.4
Debt / capital	38.9%	45.0%
Cash	$126.2	$96.2

(a), (b), (c), (d) and (e), see Schedule B.

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RAYONIER

FOOTNOTES FOR SCHEDULE A

MARCH 31, 2006 (unaudited)

(a)	Pro forma income is a non-GAAP measure. See Schedule H for reconciliation to the nearest GAAP measure.

(b)	Based on year-to-date percent; major land sales are not annualized.

(c)	Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization and the non-cash cost basis of real estate sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule I.

(d)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities of continuing operations less capital spending, adjusted for equity based compensation amounts, proceeds from matured energy forward contracts, the tax benefits associated with certain strategic acquisitions and the change in committed cash. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing. See reconciliation on Schedule H.

(e)	Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources. In addition, analysts, investors and creditors use these measures when analyzing the financial condition and cash generating ability of the Company.

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RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

MARCH 31, 2006 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Sales	$277.2	$315.9	$275.0

Costs and expenses
Cost of sales	224.2	260.0	217.4
Selling and general expenses	16.2	17.7	14.5
Other operating (income)/expense, net	(0.5)	2.2	(4.2)

Operating income	37.3	36.0	47.3
Gain on sale of New Zealand timberlands (a)	—	37.0	—

Income from continuing operations, including gain on sale of New Zealand timberlands	37.3	73.0	47.3
Interest expense	(12.2)	(12.0)	(12.3)
Interest and other income/(expense), net	2.2	4.2	0.4

Income before taxes	27.3	65.2	35.4
Income tax expense	(4.0)	(8.8)	(0.6)

Income from continuing operations	$23.3	$56.4	$34.8
Discontinued operations, net	—	—	(0.4)

Net income	$23.3	$56.4	$34.4

Income per Common Share:
Basic
From continuing operations	$0.31	$0.75	$0.46

Net income	$0.31	$0.75	$0.46

Diluted
From continuing operations	$0.30	$0.73	$0.45

Net income	$0.30	$0.73	$0.45

Pro forma income from continuing operations (b)
Adjusted basic EPS	$0.31	$0.35	$0.34

Adjusted diluted EPS	$0.30	$0.34	$0.33

Weighted average Common Shares used for determining
Basic EPS	76,289,274	75,844,885	75,179,885

Diluted EPS (c)	78,006,773	78,002,090	77,145,668

(a)	Total gain was $73.7 million, which was reduced by $36.7 million of unrecognized gain based on our proportionate interest in the joint venture.
(b)	See Schedule H for a reconciliation to the nearest GAAP measure.
(c)	The Company adopted Statement of Financial Accounting Standard (SFAS) 123(R) Share-Based Payment on January 1, 2006. The adoption required the Company to update its diluted share calculation under the treasury stock method, which reduced the number of diluted shares in 2006.

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RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

MARCH 31, 2006 (unaudited)

(millions of dollars)

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Sales
Timber	$54.4	$55.7	$51.9
Real Estate	13.1	19.9	23.6
Performance Fibers
Cellulose specialties	106.7	124.7	101.1
Absorbent materials	39.3	48.0	41.9

Total Performance Fibers	146.0	172.7	143.0

Wood Products	31.6	34.1	30.5
Other Operations	32.1	33.6	26.3
Intersegment eliminations	—	(0.1)	(0.3)

Total sales	$277.2	$315.9	$275.0

Operating income/(loss)
Timber	$23.8	$23.5	$23.7
Real Estate	10.2	15.9	15.3
Performance Fibers	10.3	6.6	12.4
Wood Products	2.6	2.8	3.2
Other Operations	(0.4)	0.5	0.2
Corporate	(9.5)	(10.4)	(7.6)
Intersegment eliminations and other (Including Corporate FX)	0.3	(2.9)	0.1

Total operating income	$37.3	$36.0	$47.3

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RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

MARCH 31, 2006 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2006	December 31, 2005
Current assets	$348.5	$354.1
Timber, timberlands and logging roads, net of depletion and amortization	925.5	927.0
Property, plant and equipment	1,381.0	1,352.4
Less - accumulated depreciation	(1,005.2)	(991.1)

	375.8	361.3

Investment in New Zealand JV	72.5	81.6
Other assets	112.2	115.1

	$1,834.5	$1,839.1

Liabilities and Shareholders’ Equity
Current liabilities	$179.8	$170.1
Deferred income taxes	32.2	32.2
Long-term debt	555.2	555.2
Non-current reserves for dispositions and discontinued operations	124.0	128.0
Other non-current liabilities	67.4	68.7
Shareholders’ equity	875.9	884.9

	$1,834.5	$1,839.1

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31, 2006	March 31, 2005
Cash provided by operating activities of continuing operations:
Income from continuing operations	$23.3	$34.8
Depreciation, depletion, amortization and non-cash cost basis of real estate sold	33.2	39.7
Other non-cash items included in income	4.1	(0.2)
Changes in working capital and other assets and liabilities	(9.8)	1.3

	50.8	75.6

Cash used for investing activities of continuing operations:
Capital expenditures, net of sales and retirements	(36.5)	(20.1)
Purchase of timberlands	(4.3)	—
Decrease/(increase) in restricted cash	0.2	(20.1)
Proceeds from matured energy forward contracts	0.2	—

	(40.4)	(40.2)

Cash used for financing activities:
(Repayment)/borrowing of debt, net	(0.8)	4.2
Dividends paid	(35.9)	(31.1)
Issuance of common shares	4.1	3.6
Excess tax benefits from equity-based compensation*	1.8	—

	(30.8)	(23.3)

Effect of exchange rate changes on cash	0.4	0.1

Cash used for discontinued operations	—	(0.1)

Cash and cash equivalents:
(Decrease)/Increase in cash and cash equivalents	(20.0)	12.1
Balance, beginning of year	146.2	84.1

Balance, end of period	$126.2	$96.2

*	SFAS No. 123(R) requires the excess tax benefits on equity-based compensation to be included as a financing activity. Since the Company did not adopt SFAS No. 123(R) until January 1, 2006, no adjustment is required for the three months ended March 31, 2005.

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RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

MARCH 31, 2006 (unaudited)

(millions of dollars)

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Geographical Data (Non-U.S.)
Sales
New Zealand	$5.5	$12.8	$8.9
Other	4.5	2.8	2.7

Total	$10.0	$15.6	$11.6

Operating income (loss)
New Zealand	$(1.1)	$(1.8)	$0.5
Other	(0.4)	1.5	(0.2)

Total	$(1.5)	$(0.3)	$0.3

Timber
Sales
Northwest U.S.	$27.1	$27.4	$26.3
Southeast U.S.	25.0	24.6	20.9
New Zealand	2.3	3.7	4.7

Total	$54.4	$55.7	$51.9

Operating income
Northwest U.S.	$16.0	$13.9	$16.4
Southeast U.S.	8.9	11.2	6.4
New Zealand	(1.1)	(1.6)	0.9

Total	$23.8	$23.5	$23.7

Adjusted EBITDA by Segment*
Timber	$39.1	$39.4	$38.5
Real Estate	11.5	17.4	22.5
Performance Fibers	25.4	29.1	28.5
Wood Products	4.3	4.5	5.0
Other Operations	(0.1)	0.9	0.3
Corporate and other	(9.3)	(13.3)	(7.6)

Total	$70.9	$78.0	$87.2

*	Adjusted EBITDA is a non-GAAP measure, see Schedule I for reconciliation to nearest GAAP measure.

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RAYONIER

SELECTED OPERATING INFORMATION

MARCH 31, 2006 (unaudited)

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Timber
Northwest U.S., in millions of board feet	75	70	76
Southeast U.S., in thousands of short green tons	1,247	1,325	1,221

Timber sales volume - Intercompany
Southeast U.S., in thousands of short green tons	—	1	21

Real Estate
Acres sold
TerraPointe - Development	744	1,099	1,520
TerraPointe- Rural	2,660	1,480	9,148
Northwest U.S.	—	128	80

Total	3,404	2,707	10,748

Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	104	130	107
Absorbent materials, in thousands of metric tons	65	75	67
Production as a percent of capacity	98.9%	104.0%	98.0%

Lumber
Sales volume, in millions of board feet	84	89	83

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RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

MARCH 31, 2006 (unaudited)

(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION:

	Three Months Ended
	March 31, 2006	March 31, 2005
Cash provided by operating activities	$50.8	$75.6
Capital spending (a)	(36.5)	(20.1)
Like-kind exchange tax benefits on third party real estate sales (b)	(0.9)	—
Decrease in committed cash	5.9	5.5
Equity based compensation adjustments	4.2	1.2
Proceeds from matured forward energy contracts	0.2	—

Cash Available for Distribution	$23.7	$62.2

(a)	Capital spending is net of sales and retirements and excludes strategic acquisitions and dispositions.
(b)	Represents taxes that would have been paid if the Company had not completed LKE transactions.

PRO FORMA INCOME:

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Income from Continuing Operations per Common Share
Basic EPS	$0.31	$0.75	$0.46

Diluted EPS	$0.30	$0.73	$0.45

New Zealand timberlands sale
Basic EPS	—	(0.40)	—

Diluted EPS	—	(0.39)	—

IRS audit settlements
Basic EPS	—	—	(0.12)

Diluted EPS	—	—	(0.12)

Pro forma income from Continuing Operations per Common Share
Adjusted basic EPS	$0.31	$0.35	$0.34

Adjusted diluted EPS	$0.30	$0.34	$0.33

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RAYONIER

RECONCILIATION OF NON-GAAP MEASURES *

MARCH 31, 2006 (unaudited)

(millions of dollars)

ADJUSTED EBITDA:

	Timber	Real Estate	Performance Fibers	Wood Products	Other Operations	Corporate and other	Total
Three Months Ended
March 31, 2006
Cash provided by operating activities	$44.1	$7.5	$29.6	$0.7	$0.6	$(31.7)	$50.8
Income tax expense	—	—	—	—	—	4.0	4.0
Interest, net	—	—	—	—	—	10.0	10.0
Working capital increases (decreases)	4.5	4.0	(4.2)	3.6	(0.9)	4.9	11.9
Other balance sheet changes	(9.5)	—	—	—	0.2	3.5	(5.8)

Adjusted EBITDA	$39.1	$11.5	$25.4	$4.3	$(0.1)	$(9.3)	$70.9

December 31, 2005
Cash provided by operating activities	$54.4	$15.8	$58.9	$5.2	$(5.5)	$(2.4)	$126.4
Income tax expense	—	—	—	—	—	8.8	8.8
Interest, net	—	—	—	—	—	9.7	9.7
Working capital increases (decreases)	(10.8)	1.2	(29.7)	(0.7)	6.3	(6.6)	(40.3)
Other balance sheet changes	(4.2)	0.4	(0.1)	—	0.1	(22.8)	(26.6)

Adjusted EBITDA	$39.4	$17.4	$29.1	$4.5	$0.9	$(13.3)	$78.0

March 31, 2005
Cash provided by operating activities	$45.9	$26.5	$25.8	$1.6	$(3.7)	$(20.5)	$75.6
Income tax expense	—	—	—	—	—	0.6	0.6
Interest, net	—	—	—	—	—	11.7	11.7
Working capital increases (decreases)	(4.8)	(3.7)	2.7	3.4	2.1	0.3	—
Other balance sheet changes	(2.6)	(0.3)	—	—	1.9	0.3	(0.7)

Adjusted EBITDA	$38.5	$22.5	$28.5	$5.0	$0.3	$(7.6)	$87.2

*	Unusual, non-trade intercompany items between the segments have been eliminated.

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RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

MARCH 31, 2006 (unaudited)

(millions of dollars, except percentages)

	Three Months Ended
	March 31, 2006		December 31, 2005		March 31, 2005
	$	%	$	%	$	%
Income tax provision at the U.S. statutory rate	$(9.6)	(35.0)	$(22.8)	(35.0)	$(12.4)	(35.0)
REIT income not subject to federal tax	8.0	29.3	11.1	17.0	8.4	23.7
Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	(3.2)	(11.7)	(2.9)	(4.4)	(2.7)	(7.6)
Foreign, state and local income taxes, foreign exchange rate changes and permanent differences	0.3	1.0	4.9	7.5	0.6	1.7

Income tax (expense) benefit before discrete items	$(4.5)	(16.4)	$(9.7)	(14.9)	$(6.1)	(17.2)
Favorable adjustment of employee related costs between non-taxable and taxable entities	—	—	1.5	2.3	—	—
U.S. tax benefit on repatriation of foreign earnings	—	—	(0.4)	(0.6)	—	—
Return to accrual adjustments	—	—	(0.2)	(0.3)	—	—
Favorable IRS audit settlements	0.5	1.8	—	—	9.5	26.8
Exchange rate changes on tax on undistributed foreign earnings	—	—	—	—	(1.1)	(3.1)
Non-realizability of New Zealand tax credits on U.S. withholding tax for prior years’ intercompany note interest	—	—	—	—	(2.9)	(8.2)

Income tax (expense) benefit	$(4.0)	(14.6)	$(8.8)	(13.5)	$(0.6)	(1.7)

- J -